April 18, 2016

David Angulo Gonzalez, MD
101 Hudson Street, Suite 3610
Jersey City, NJ 07302

Re:    Amendment of Employment Agreement to clarify severance benefits

Dear David,

As you know, you and SCYNEXIS, Inc. (the “Company”) are parties to an employment agreement dated July 6, 2015 (“Employment Agreement”). The purpose of this letter is to request that you agree to amend your Employment Agreement to bring the severance provisions of your Employment Agreement into compliance with the Affordable Care Act. Unless your severance benefits are amended, we are concerned that tax penalties under the Affordable Care Act may be imposed on you and/or the Company if your Employment Agreement is not amended prior to the termination of your employment with the Company. The Company believes that by amending your Employment Agreement, you and/or the Company may avoid the adverse personal tax consequences under the Affordable Care Act.

If you choose to amend your Employment Agreement, Section 7 of your Employment Agreement will be replaced in their entirety with the language that appears as Exhibit A to this letter.

For clarity, your Employment Agreement will be amended to provide that if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf would result in a violation of the Affordable Care Act, then such payments will take the form of taxable cash payments that will be paid to you pursuant to a fixed payment schedule.

If you choose to amend your Employment Agreement, except as specifically amended by this letter, the terms and conditions of your Employment Agreement shall remain in full force and effect.

Although the Company’s compensation committee has approved this amendment, the Company is not making any recommendation as to whether you should accept it. You should decide whether or not to amend your Employment Agreement after taking into account your own personal circumstances and preferences. We recommend that you consult with your personal tax, financial and legal advisors to determine the consequences of amending your Employment Agreement.

Please signify your agreement to the foregoing amendment by signing as indicated below and returning your signature to me at your earliest convenience.

101 Hudson Street, Suite 3610 • Jersey City, NJ 07302, USA • TEL: 201 884 5485 • FAX: 201 884 5490

Please note that nothing in this letter modifies the at-will nature of your employment. If you have any questions regarding this offer, please let me know.

Sincerely,

By:/s/ Eric Francois
       Eric Francois, Chief Financial Officer

I have read and understood, and agree and consent to the foregoing amendment.

/s/ David Angulo Gonzalez, MD_______________
David Angulo Gonzalez, MD

Date: April 18, 2016

2

EXHIBIT A

AMENDED SECTION 7 OF EMPLOYMENT AGREEMENT

“7. Payments Upon Termination; Effects on Equity.

(a) Upon any termination pursuant to Section 6, Employee shall be entitled to receive a lump sum equal to any base salary, bonus and other compensation earned and due but not yet paid through the effective date of termination (collectively "Accrued Compensation"), provided however, that Employee shall not earn any additional variable compensation or bonus during the Severance Period or the Change in Control Severance Period. If Employee is entitled to a bonus at the time of termination but the amount of such bonus will not be calculated until a date that is after the termination date of Employee's employment with the Employer, then Employer shall be obligated to pay the full amount of such bonus to Employee within thirty (30) days of the date of determination of such bonus. If the termination occurs in the middle of a period during which Employee was earning a bonus, then Employee shall be entitled to a prorated portion of the bonus.

(b) Just Cause Termination - If Employer, or any successor following a Change in Control or otherwise, terminates Employee's employment for Just Cause, Employee shall forfeit any unvested stock options at the date of termination, Employee shall have ninety (90) days from the date of termination to exercise any vested options. If Employee terminates his employment or if Employer (or its successor following a Change in Control) terminates Employee's employment without Just Cause, Employee shall have ninety (90) days from the date of termination to exercise any vested options.

(c) Termination by other than for Just Cause; for Good Reason by Employee - In addition to the amounts payable under Section 7(a) above, at any time other than the twelve (12) month period after the consummation of a Change in Control, if Employee's employment hereunder is terminated by (i) Employer other than for Just Cause, or (ii) Employee for Good Reason, and provided in either event that Employee executes a general Release and Settlement Agreement in the Company's then current form which shall be reasonable in all particulars (the "Release") within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective in accordance with its terms, then Employee shall be entitled to the following:

(i) severance, payable in accordance with the Employer's standard payroll practices, equal to Employee's then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation) for a period of six (6) months commencing with the first payroll period following the termination (the "Severance Period"), provided that on the first regular payroll pay day following the effective date of the Release, the Employer will pay Employee the severance payments that Employee would otherwise have received under this Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of such severance payments being paid i as originally scheduled;

(ii) the vesting of the Employee's unvested stock options and any restricted stock awards shall be accelerated such that, effective as of the date of the Employee's termination of employment, the Employee shall receive immediate accelerated vesting of such equity awards with respect to that same number of shares which would have vested if the Employee had continued in employment during the Severance Period, in accordance with the original vesting schedule of such equity awards;

(iii) if the Employee elects continued health care coverage under COBRA and timely pays his or her portion of the applicable premiums, the Employer will continue to pay for the same percentage of Employee's, and Employee's qualified beneficiaries', COBRA premiums for continued medical, dental and vision group health coverage as the percentage of medical, dental and vision insurance premiums it paid for the Employee, and Employee's beneficiaries, during the Employee's employment (the "COBRA Premium Payments"). Such COBRA Premium Payments shall commence on the first day of the Severance Period and continue until the earlier of (i) the last day of the Severance Period; (ii) the date on which the Employee or qualified beneficiary, as applicable, becomes enrolled in the group health insurance plan of another employer, or (iii) the date on which the Employee or qualified beneficiary, as applicable, becomes entitled to Medicare after the COBRA election (such period from the termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Employee is required to notify the Employer immediately if Employee and/or qualified beneficiary becomes covered by a group health plan of a subsequent employer or entitled to Medicare. Upon the conclusion of such period of COBRA Premium Payments made by the Employer, Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA coverage period. For purposes of this Section 7(c)(iii), references to COBRA shall be deemed to refer also to analogous provisions of state law and any applicable COBRA Premium Payments that are paid by the Employer shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will pay Employee on the last day of each remaining month of the COBRA Payment Period a cash payment equal to the COBRA premium for that month on a post-tax basis, which payment shall be subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be without regard to whether Employee elects COBRA coverage or alternative health coverage and without regard to the expiration of the COBRA Payment Period prior to the end of the Severance Period following Employee’s termination. Such Special Severance Payment shall end on the earlier of (i) the date on which Employee commences other employment and (ii) the close or termination of the Severance Period following Employee’s termination. Employee's disability insurance coverage will end upon his last day of active employment and Employee may port or convert the basic life insurance coverage within 31 days of the termination date as provided under the terms of the policy.

(d) Termination following Change in Control - If, within twelve (12) months after the consummation of a Change in Control (as such term is defined in Section 7(e)(i), Employer terminates Employee's employment without Just Cause or Employee terminates his employment with Employer Agreement as a result of a Good Reason; and, in either event, if Employee executes a Release which shall be reasonable in all particulars within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective in accordance with its terms, then Employee shall be entitled to the following in lieu of any severance compensation or benefits set forth in Section 7(c):

(i) all Accrued Compensation (as defined in Section 7(a) herein);

(ii) severance, payable in accordance with the Employer's standard payroll practices, of an amount equal to 12 months of Employee's then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation), commencing with the first payroll period following the effectiveness of the Release (the "Change in Control Severance Period");

(iii) all stock option grants and any restricted stock grants then held by Employee shall be subject to accelerated vesting such that all unvested shares shall be accelerated and deemed fully vested as of Employee's last day of employment; and

(iv) if the Employee elects continued health care coverage under COBRA and timely pays his or her portion of the applicable premiums, the COBRA Premium Payment benefits provided for in Section 7(c)(iii) shall commence on the first day of the Change in Control Severance Period and continue until the earlier of (i) the last day of the Change in Control Severance Period; (ii) the date on which the Employee or qualified beneficiary, as applicable, becomes enrolled in the group health insurance plan of another employer, or (iii) the date on which the Employee or qualified beneficiary, as applicable, becomes entitled to Medicare after the COBRA election (such period from the termination date through the earliest of (i) through (iii), the “Change in Control COBRA

Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will pay Employee on the last day of each remaining month of the Change in Control COBRA Payment Period a cash payment equal to the COBRA premium for that month on a post-tax basis, which payment shall be subject to applicable tax withholding (such amount, the “Change in Control Special Severance Payment”), such Change in Control Special Severance Payment to be made without regard to whether Employee elects COBRA coverage or alternative health coverage and without regard to the expiration of the Change in Control COBRA Payment Period prior to the end of the Change in Control Severance Period following Employee’s termination. Such Change in Control Special Severance Payment shall end on the earlier of (i) the date on which Employee commences other employment and (ii) the close or termination of the Change in Control Severance Period following Employee’s termination. Employee's disability insurance coverage will end upon his last day of active employment and Employee may port or convert the basic life insurance coverage within 31 days of the termination date as provided under the terms of the policy.

(e) For purposes hereof:

(i) A "Change in Control" shall be deemed to have occurred if, at any time:

(A) Employer shall be a party to any merger, consolidation or other similar transaction that results in the shareholders of Employer immediately before the merger, consolidation or other similar transaction owning less than 50% of the equity, or possessing less than 50% of the voting control, of Employer or the successor entity in the merger, consolidation or other similar transaction;

(B) Employer shall liquidate, dissolve or sell or otherwise dispose of all or substantially all of its assets; or

(C) the shareholders of Employer sell or otherwise dispose of Employer's capital stock in a single transaction or series of related transactions such that the shareholders immediately before such transaction or related transactions own less than 50% of the equity, and possess less than 50% of the voting power of Employer.

Provided, however, that any public offering of securities of the Employer's common stock shall not constitute a Change in Control.

(ii) "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:

(A) Assignment to, or withdrawal from, Employee of any duties or responsibilities that results in a material diminution in such Employee's authority, duties or responsibilities as in effect immediately prior to such change;

(B) A material diminution in the authority, duties or responsibilities of the supervisor to whom Employee is required to report, including (if applicable) a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(C) A material reduction by Employer of Employee's annual base salary;

(D) A relocation of Employee or Employer's principal executive offices if Employee's principal office is at such offices, to a location more than sixty (60) miles from the location at which Employee is then performing his duties, except for an opportunity to relocate which is accepted by Employee in writing; or

(E) A material breach by Employer of any provision of this Agreement or any other enforceable written agreement between Employee and Employer; Provided, however, that, any termination of employment by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Employee gives the Employer written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Employer fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (iii) the Employee terminates her employment within twelve (12) months following the end of the Cure Period.

(f) Except as otherwise provided in this Section 7, upon termination of this Agreement for any reason, Employee shall not be entitled to any form of severance benefits, or any other payment whatsoever. Employee agrees that the payments and benefits provided hereunder, subject to the terms and conditions hereof shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer.”